Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Captivision Inc. of our report dated March 22, 2023, which includes an explanatory paragraph relating to GLAAM Co., Ltd.’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of GLAAM Co., Ltd. and its Subsidiaries.

/s/ CKP, LLP

Los Angeles, California

January 31, 2024